Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 5, 2010 (December 20, 2010 as to the effects of the discontinued operations as described in Notes 19 and 23), relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion, and includes an emphasis of matter paragraph relating to the Company’s emergence from bankruptcy and implementation of fresh-start accounting, and includes explanatory paragraphs regarding the Company’s adoption of a new accounting standard and regarding the Company’s classification of its European retail segment as discontinued operations) appearing in the Current Report on Form 8-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2009 filed on December 20, 2010, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche, LLP

McLean, Virginia

December 20, 2010